JANUS INVESTMENT FUND

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Investment Fund (“JIF”), a trust with transferable shares of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JIF by its Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on June 20, 2019, the following resolutions were adopted:

RESOLVED, that, consistent with the recommendation of the Legal and Regulatory Committee (the “L&R Committee”) of Janus Investment Fund (“JIF,” or the “Trust”), the Trustees of the Trust approve, based on information provided by Janus Capital Management LLC (“Janus Capital”), the participation of JIF in a joint insured bond (the “Bond”), in the amount of $5,000,000, providing coverage to the Trust and Janus Aspen Series to be issued by ICI Mutual Insurance Company for the term August 1, 2019 through August 1, 2020 in substantially the form presented at this meeting and in the amount that will maintain the Trust’s compliance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and find and determine such amount to be reasonable and in excess of the sum of the minimum amount required per investment company insured pursuant to Rule 17g-1 under the 1940 Act, taking into consideration, among other things, the amount of coverage for each insured party, the number of insured parties, the amount and allocation of the premium proposed to be allocated to each insured party, the nature of the business activities of each insured party, the aggregate assets of the Trust to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Trust’s portfolios;

FURTHER RESOLVED, that, consistent with the recommendation of the L&R Committee, the Trustees of the Trust authorize and direct the Trust’s officers and representatives of Janus Capital or a designated affiliate to prepare, execute, and file the Bond, and any amendments thereto, and to take such other action as may be necessary or appropriate to conform the Bond to the provisions of the 1940 Act and the rules and regulations thereunder; and

FURTHER RESOLVED, that, consistent with the recommendation of the L&R Committee, the Trustees of the Trust authorize and approve the proposed allocation of a portion of the premium for the Bond to each series of the Trust, subject to ratification by the Trustees of the Trust upon determination of final allocation amounts, provided that the share of the premium allocated to the Trust is determined to be less than the premium that the Trust would pay if the Trust maintained a single insured bond.

Statement of Amount of Single Insured Bond

In accordance with Rule 17g-1(g)(1)(ii)(c) under the Investment Company Act of 1940, as amended, Janus Investment Fund would have procured and maintained a single insured fidelity bond in the amount of at least $2,500,000 had it not been named as a joint insured under the joint fidelity bond.

Statement of Premiums Paid

In accordance with Rule 17g-1(g)(1)(ii)(d) under the Investment Company Act of 1940, as amended, premiums have been paid for the period August 1, 2019 to August 1, 2020.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 18th day of October, 2019.

/s/ Kathryn L. Santoro
Kathryn L. Santoro, Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Kathryn L. Santoro, Secretary of Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 18th day of October, 2019.

My Commission Expires:	/s/ Questa Demaniow
Questa Demaniow
Notary Public
5.5.2022